Translation of Letter
Dresdner Bank AG
Promenadeplatz 7
Munich Germany




October 12, 2001

Hurco GmbH
Werkzeugmaschinen CIM-Bausteine
Vertrieb und Service
-Geschaftsleitung-
Herrn Gerhard Kohlbacher
Gewerbestra(beta)e 5a
85652 Landsham/Munchen


Dear Mr. Kohlbacher:


We would like to thank you again for the recent conversation, and confirm our commitment to provide your company with a shorth term operating credit facility in the amount of:

EUR 3,000,000 -- (Euro three million).

For the time being, the credit facility will expire January 2, 2003. In October 2002, a review or your credit requirements will be made to determine the possiblility of extending the facility.

An interest rate of 7.16% p.a. will be charged, until furhter notice. An accumulated interest will be charged each month end to the account
#5 652 996 00. The interest rate will rise or lower, appropriately, according to the terms and circumstances of the money and capital markets.

If the formentioned credit line is used on a Euro-basis, presupposing the availability of funds. The interest rate to be charged has been negotiated seperately and is 1.75% p.a. above the respective EURO LIBOR rate.

In addition, we negotiated that during the duration of this loan or as long as you are assuming other obligations with us,
- The net funds of your company, consisting of share capital, reserves, net income shown in the balance sheet are not allowed to fall below the amount of 4,500,000,-- EUR. as well as
-        In total,  the group (ICO) AR are not allowed to exceed the total group
         (ICO) payables, as long as our credit resources are used and you are informing us about essential changes about this subject in time.

As security for this credit facility we reserve the right of lien and a list of collateral securites as being agreed to in our Standard Terms and Conditions.

In the case of a higher risk assessment, we have the ability to ask for increased securities or for provisions of additional securities.
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In view of the terms of the German Banking Llaw (ss.18), we ask that you keep us informed about the economic situation of your company and provide us with the annual reports and with the consolidated financial statements of your company and group as soon as the reports are available no later than 9 months after the end of the business year.

In addition, our Standard Terms and Conditions are valid, which can be read in our offices and will be sent to you upon request.

We are happy to be able to assist you with a line of credit. As an agreement to the terms and conditions of this letter, please return a signed copy of this letter, legally binding with the company seal.

Our letter of comittment as of October, 25th, 2001 is therefore invalid.

Please be sure of my best wishes.

Regards,

Dresdner Bank AG in Munich

/s/ Goldl                                            /s/ Steinacker
Goldl                                                Steinacker




Approving  above agreement fully.
Landsham, January 8, 2002

Hurco GmbH Werkeugmaschineen CIM-Bausteine Vertrieb und Service

/s/ G. Kohlbacher
Gerhard Kohlbacher